Exhibit 11

                      Consent of Independent Accountants

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                       CONSENT OF INDEPENDENT ACCOUNTANTS

   We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 61 to the registration statement on Form N-1A (the "Registration Statement") of our report dated August 10, 1995, relating to the financial statements and financial highlights appearing in the June 30, 1995 Annual Report to Shareholders of the Phoenix Worldwide Opportunities Fund, which are also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information.

PRICE WATERHOUSE LLP
Boston, Massachusetts
October 27, 1995